Exhibit 99
For  Immediate Release                         Contact:
                                                        Richard F. Latour
                                                        President and CEO
                                                        Tel: 781-994-4800

   MICROFINANCIAL's CONTINUED LISTING PLAN ACCEPTED BY NEW YORK STOCK EXCHANGE


Woburn, MA- May 22, 2003- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today that the New York Stock Exchange has accepted the Company's proposed compliance plan for continued listing on the Exchange.

As a result of the Exchange's decision to accept Microfinancial's plan, the Company's listing will continue and be subject to ongoing monitoring by a NYSE Committee to ensure compliance with the criteria set forth in the plan. Failure to achieve the goals outlined in the plan, to meet the minimum continued listing requirements within the required timeframes, could result in the Company being subject to NYSE trading suspension and delisting.

As previously announced on March 18, 2003, the Company had been notified by the NYSE that it had failed to maintain the minimum acceptable continued listing criteria relating to stock price and total market capitalization.

Richard Latour, President and Chief Executive Officer stated, "We are pleased with the Exchange's decision to accept our plan. The Company will continue to pursue various strategic and financial alternatives which we believe will help us to meet the plan objectives."

About MicroFinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.